Exhibit 10.24

AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment To Executive Employment Agreement (“Amendment”), effective June 30, 2021, hereby amends the Executive Employment Agreement (the “Agreement”) dated November 1, 2012, as amended to date, between Reprints Desk, Inc., a Delaware corporation (the “Company”), Research Solutions, Inc., a Nevada corporation (“Research Solutions”), and Shane Hunt (“Executive”).

WHEREAS, the parties have complied with the terms of the Agreement until the date hereof; and

WHEREAS, the parties wish to amend the terms of the Agreement.

NOW THEREFORE, for the mutual promises and other consideration described herein, the parties hereto agree as follows:

1.Section 1(d) Term is amended as follows:

Term. The term of employment of Executive by the Company pursuant to this Employment Agreement shall be for the period commencing on the Commencement Date and ending on June 30, 2022, or such earlier date that Employee’s employment is terminated in accordance with the provisions of this Employment Agreement.

2.Section 2(a) Base Salary is amended as follows:

Base Salary. In consideration of the services to be rendered under this Agreement, the Company shall pay Executive a salary at the rate of Two Hundred Thousand Five Hundred Seventy Dollars ($201,570) per year (“Base Salary”). The Base Salary shall be paid in accordance with the Company’s regularly established payroll practice. Executive’s Base Salary will be reviewed from time to time in accordance with the established procedures of the Company for adjusting salaries for similarly situated employees and may be adjusted in the sole discretion of the Company.

3.Section 2(b) Bonus Compensation shall be added as follows:

(b) Bonus Compensation. Executive shall receive a cash bonus of $40,000 per year (paid $10,000 per quarter) and a matching equity bonus (of stock options or restricted stock that vest over 3 years) for the same value [$40,000 per year (paid $10,000 per quarter)], for reaching budgeted ARR goals.

3.Section 3(b) Severance is amended as follows:

Severance. Except in situations where the employment of Executive is terminated For Cause, By Death or By Disability (as defined in Section 4 below), in the event that the Company terminates the employment of Executive at any time, Executive will be eligible to receive an amount equal to six (6) months of the then-current Base Salary of the Executive payable in the form of salary continuation.  Executive’s eligibility for severance is conditioned on Executive having first signed a release agreement in the form attached as Exhibit A.  Executive shall not be entitled to any severance payments if Executive’s employment is terminated For Cause, By Death or By Disability (as defined in Section 4 below) or if Executive’s employment is terminated by Executive (in accordance with Section 5 below).

Except as expressly amended or modified herein, all terms and conditions of the Agreement are hereby ratified, confirmed and approved and shall remain in full force and effect. In the event of any conflict or inconsistency between this Amendment and the Agreement, this Amendment shall govern.

This Amendment and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.

This Amendment may be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first written above.

REPRINTS DESK, INC.:

By:

Name and Title: Alan Urban, CFO

RESEARCH SOLUTIONS, INC.:

By:

Name and Title: Alan Urban, CFO

EXECUTIVE:

By:

Name: Shane Hunt